For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Operating Officer	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797

Chico’s FAS, Inc. Announces Two-for-One Stock Split

     Fort Myers, FL - January 6, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today announced that the Company’s Board of Directors has approved a two-for-one stock split of the Company’s common stock. The stock split will be effected by distributing one share of the Company’s stock to each stockholder of record as of February 4, 2005, for every share of common stock then owned.

     The Company expects the shares issued as a result of the split to be distributed on February 22, 2005. As a result of the stock split, the number of outstanding shares of common stock will increase to approximately 179.0 million from approximately 89.5 million.

     Scott A. Edmonds, President and CEO, commented, “The Board’s decision recognizes our strong growth record, as well as the significant long-term opportunities we believe lie ahead. Further, the Board is committed to actions that can contribute to the total return of our shareholders. We believe this split will result in even greater share liquidity and in lower volatility in our stock price, thus making our stock more attractive to a broader range of investors.”

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 655 women’s specialty stores, including stores in 47 states, the District of Columbia, the Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 449 Chico’s front-line stores, 25 Chico’s outlet stores, 155 White House | Black Market front-line stores, 4 White House | Black Market outlet stores and 10 Soma by Chico’s stores; franchisees own and operate 12 Chico’s stores.

     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at http://www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at http://www.chicos.com in the investor relations section